Exhibit 10.1

PURCHASER SUPPORT AGREEMENT

This PURCHASER SUPPORT AGREEMENT (this “Agreement”) is dated as of April 20, 2026, by and among Archimedes Tech SPAC Sponsors II LLC, a Delaware limited liability company (the “Sponsor” and “Securityholder”), Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“Purchaser”), and Forge Nano, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Securityholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Purchaser Ordinary Shares and Purchaser Private Units set forth on Schedule I attached hereto (all such securities of Purchaser (including securities underlying such securities), or any successor or additional securities of Purchaser of which ownership is hereafter acquired by the Securityholder prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Purchaser, ATII Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Pubco”), ATII Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub II”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the terms and conditions therein, (a) at least one day prior to the First Effective Time, and subject to receipt of the Required Purchaser Shareholder Approval, the Purchaser shall merge with and into Pubco, following which the separate corporate existence of the Purchaser shall cease and Pubco shall continue as the surviving corporation (the “Reincorporation”); and (b) at least one day after the completion of the Reincorporation, or on a later date as agreed by the Parties, (i) at the First Effective Time, Merger Sub I shall merge with and into the Company, pursuant to which the separate corporate existence of Merger Sub I shall cease and the Company shall continue the surviving corporation (the “Initial Surviving Corporation”) and a wholly-owned subsidiary of Pubco (the “First Company Merger”) and (ii) immediately following the First Company Merger, the Initial Surviving Corporation shall merge with and into Merger Sub II, pursuant to which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Pubco (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”); and

WHEREAS, as an inducement to Purchaser and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SUPPORT AGREEMENT; COVENANTS

Section 1.1    Binding Effect of Merger Agreement. The Securityholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors and the Securityholder desires to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the Reincorporation, and the Securityholder desires to vote all Subject Securities that they own in favor of the approval and adoption of the Merger Agreement.

Section 1.2    No Transfer of Subject Securities. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 8.1 (Termination) thereof and (c) the liquidation of Purchaser (the earlier of (a), (b) and (c), the “Expiration Time”), the Securityholder shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Securityholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Securityholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of Purchaser’s officers, directors or consultants, any Affiliate or any family member of any of Purchaser’s officers, directors or consultants; (B) to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees or consultants of such Affiliates; or (C) to any other Person, with the consent of Purchaser and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (C), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Purchaser and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Purchaser shall not register any sale, assignment or transfer of any Subject Securities on Purchaser’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2. Any purported Transfer in violation of this Section 1.2 shall be null and void ab initio and of no force or effect.

Section 1.3   New Shares. In the event that (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser are issued to the Securityholder after the date of this Agreement pursuant to any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser of, on or affecting the Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser owned by the Securityholder or otherwise, (b) the Securityholder purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser after the date of this Agreement, or (c) the Securityholder acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by the Securityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

Section 1.4    Certain Agreements of the Securityholder

(a)   At any meeting of the shareholders of Purchaser, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought, the Securityholder hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Purchaser Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Purchaser Ordinary Shares:

(i)      in favor of each Purchaser Shareholder Approval Matter, including, without limitation, the Merger Agreement, the Transactions, and any other consent, waiver, approval is required under Purchaser’s organizational documents or under any agreements between Purchaser and its shareholders, or otherwise sought by Purchaser with respect to the Merger Agreement or the Transactions or the Purchaser Shareholder Approval Matters;

(ii)     against any Alternative Transaction or any proposal relating to a business combination transaction (other than the Purchaser Shareholder Approval Matters and the transactions contemplated thereby);

(iii)   against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser (other than the Merger Agreement or the Ancillary Documents and the Transactions);

(iv)    against any change in the business, management or Board of Directors of Purchaser (other than in connection with the Purchaser Shareholder Approval Matters and the transactions contemplated thereby);

(v)    against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Documents or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser, Pubco, Merger Sub I or Merger Sub II or the Securityholder under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser; and

(vi)    in favor of any extension of Purchaser’s deadline to consummate a “Business Combination” as such term is defined in the Purchaser Memorandum and Articles, to the extent permitted under the Purchaser Memorandum and Articles.

The Securityholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)   The Securityholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 10, 2025, by and among Purchaser, the Sponsor and the other parties thereto (the “Letter Agreement”), including the obligations of the Securityholder pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Purchaser’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Purchaser Ordinary Shares owned by the Securityholder in connection with the transactions contemplated by the Merger Agreement. During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, the Securityholder shall not modify or amend any contract between or among the Securityholder or any Affiliate of the Securityholder (other than Purchaser or any of its subsidiaries), on the one hand, and Purchaser or any of Purchaser’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

(c)   The Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact Long Long (the “Securityholder’s Representative”), and any Person designated in writing by the Securityholder’s Representative from time to time, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Subject Securities (or grant a consent or approval, as applicable) beneficially owned by the Securityholder in accordance with Section 1.4 in connection with any vote, consent or other approval of stockholders of the Company in respect of any of the matters described in Section 1.4; provided, however, that the Securityholder’s grant of the proxy contemplated by this Section 3.12 shall be effective if, and only if, the Securityholder fails to vote such Subject Securities (or grant a consent or approval, as applicable) in accordance with Section 1.4. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable prior to the First Effective Time, at which time any such proxy shall terminate and be released. Neither the Securityholder’s Representative nor any other Person may exercise this proxy on any matter, or in circumstance, except as provided above. The Securityholder’s Representative may terminate this proxy with respect to the Securityholder at any time at his or her sole election by written notice provided to the Securityholder and the Company.

(d)  Purchaser, the Company and the Sponsor have a common interest in entering into and consummating, in each case, prior to or concurrently with the Closing, (a) the Subscription Agreement and the PIPE Investor Warrant Agreement in connection with the PIPE Investment, and/or (b) a financing in connection with the transactions contemplated by the Merger Agreement, including, without limitation, committed equity investments (including any private investments in public equity), convertible debt, debt financing, non-redemption arrangements and/or backstop arrangements (any such financing transaction, a “Financing Transaction”). In furtherance thereof, the Sponsor agrees to contribute up to 3,300,000 Purchaser Ordinary Shares, together with all shares of Pubco Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Contribution Shares”) to secure one or more Financing Transactions. To the extent the PIPE Investors fund any Financing Transaction of at least $100 million, the Sponsor shall transfer to such PIPE Investors 3,000,000 Contribution Shares to secure such Financing Transaction; and the remaining 300,000 Contribution Shares shall be transferred to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such investors. Any Contribution Shares not used to secure Financing Transactions shall be retained by the Sponsor.

Section 1.5    Further Assurances. The Securityholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Purchaser under applicable Laws to effect the actions and to consummate the Transactions, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.6    No Inconsistent Agreement. The Securityholder hereby represents and covenants that it has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of its obligations hereunder.

Section 1.7    No Challenges. The Securityholder hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Pubco, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. The Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable Law relating to the Reincorporation, the Company Mergers and the consummation of the Transactions, including any notice requirements.

Section 1.8    Consent to Disclosure. The Securityholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser or the Company) of the Securityholder’s identity and beneficial ownership of Subject Securities, and the nature of the Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate or legally required by Purchaser or the Company, a copy of this Agreement. The Securityholder shall promptly provide any information reasonably requested by Purchaser or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Securityholder. The Securityholder represents and warrants as of the date hereof to Purchaser and the Company as follows:

(a)    Organization; Due Authorization. The Securityholder, if not a natural person, is duly organized and validly existing under the Laws of its jurisdiction of incorporation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Securityholder’s organizational powers, and the Securityholder has been duly authorized by all necessary organizational actions on the part of the Securityholder. This Agreement has been duly executed and delivered by the Securityholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Securityholder.

(b)    Ownership. The Securityholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of the Securityholder’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Purchaser’s organizational documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Securityholder does not own of record or beneficially own on the date of this agreement any equity securities in Purchaser other than the Securityholder’s Subject Securities. The Securityholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to its Subject Securities, and none of the Securityholder’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the Purchaser Private Warrants held by the the Securityholder (if any), the Securityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser.

(c)   No Conflicts. The execution and delivery of this Agreement by the Securityholder does not, and the performance by the Securityholder of its obligations hereunder and the consummation of the transactions contemplated hereby, the Reincorporation, the Company Mergers and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) conflict with or result in a violation of the organizational documents of the Securityholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Securityholder or its Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Securityholder of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of Purchaser’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Securityholder of its obligations under this Agreement.

(d)   Litigation. There are no Actions pending against the Securityholder, or to the knowledge of the Securityholder, threatened against the Securityholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Securityholder of its obligations under this Agreement. There is no outstanding Order imposed upon the Securityholder, or, if applicable, any of its Subsidiaries.

(e)    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Securityholder, for which Purchaser or any of its Affiliates may become liable.

(f)    Affiliate Arrangements. Except as set forth on Schedule II attached hereto, the Securityholder is not party to, nor has any rights with respect to or arising from, any Contract with Purchaser or its Subsidiaries.

(g)    Acknowledgment. The Securityholder understands and acknowledges that each of Purchaser and the Company is entering into the Merger Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Securityholder contained herein.

(h)    Adequate Information. The Securityholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Purchaser or the Company and based on such information as the Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Securityholder acknowledges that Purchaser and the Company have not made and do not make any representation or warranty to the Securityholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Securityholder acknowledges that the agreements contained herein with respect to the Subject Securities held by the Securityholder are irrevocable.

ARTICLE III
MISCELLANEOUS

Section 3.1    Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Purchaser and (c) the written agreement of the Securityholder, Purchaser and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3    Jurisdiction; Waiver of Jury Trial.

(a)    Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5    Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6    Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Purchaser, the Company and the Securityholder, and which makes reference to this Agreement.

Section 3.7    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8    Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.2 of the Merger Agreement to the applicable party, with respect to the Company and Purchaser, at the respective addresses set forth in Section 10.2 of the Merger Agreement, and, with respect to the Securityholder, at the Securityholder’s respective address set forth on Schedule I.

Section 3.9   Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10   Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.11  Adjustment for Stock Split. If, and as often as, there are any changes in Purchaser or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Purchaser, the Company, or the Subject Securities, as so changed.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

ARCHIMEDES TECH SPAC SPONSORS II LLC

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

PURCHASER:

ARCHIMEDES TECH SPAC PARTNERS II CO.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

[Signature Page to Purchaser Support Agreement]

COMPANY:

FORGE NANO, INC.

By:	/s/ Paul Lichty
Name: Paul Lichty
Title: Chief Executive Officer

[Signature Page to Purchaser Support Agreement]

Schedule I

Purchaser Ordinary Shares and Purchaser Private Units

Sponsor	Purchaser Ordinary Shares	Purchaser Private Units
Archimedes Tech SPAC Sponsors II LLC 2093 Philadelphia Pike #1968 Claymont, DE 19703	5,750,000 Purchaser Ordinary Shares	530,000 Purchaser Private Units

Schedule II

Affiliate Agreements

Letter Agreement, dated February 10, 2025, by and among Purchaser, Archimedes Tech SPAC Sponsors II LLC and each of the other parties thereto.

Registration Rights Agreement, dated February 10, 2025, by and among Purchaser, Archimedes Tech SPAC Sponsors II LLC and certain other security holders named therein.

Administrative Services Agreement, dated February 10, 2025, by and between Purchaser and Archimedes Tech SPAC Sponsors II LLC.

Private Units Purchase Agreement, dated February 10, 2025, by and between Purchaser and Archimedes Tech SPAC Sponsors II LLC.